Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-115559 of Allied Healthcare International Inc. of our report dated December 10, 2003 (May 17, 2004 as to Note 16), relating to the consolidated financial statements and the financial statement schedules as of September 30, 2003 and for the year then ended, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Jericho, New York
June 10, 2004